Exhibit 99.1

NEWS RELEASE

Contacts:	Media:
OSI Pharmaceuticals, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Kathy Galante(investors/media)	Joele Frank/Andy Brimmer/Eric Brielmann
Senior Director	212-355-4449
631-962-2043
Kim Wittig (media)	Investors:
Director	Burns McClellan
631-962-2135	Lisa Burns
212-213-0006
OSI Pharmaceuticals, Inc. Announces First Quarter 2010 Financial Results
- Total Revenues Increased 14% Year over Year to $107 Million -
MELVILLE, NEW YORK — April 22, 2010 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the first quarter ended March 31, 2010. The Company reported total revenues from continuing operations of $107 million for the first quarter of 2010, a 14% increase over revenues of $94 million for the first quarter of 2009. Total worldwide net sales of Tarceva® (erlotinib) for the first quarter of 2010, as reported to the Company by its collaborator Roche, were approximately $308 million, representing a 10% increase in sales over the first quarter of 2009.
The Company reported net income from continuing operations of $4.7 million (or $0.08 per share) for the three months ended March 31, 2010, compared to $16.5 million (or $0.28 per share) for the three months ended March 31, 2009. The decline was due primarily to $11 million in costs recorded in connection with the unsolicited tender offer commenced by Astellas Pharma, Inc. in March 2010, and an $8 million non-operating impairment on the Company’s investment holding in AVEO Pharmaceuticals, Inc. following that company’s IPO.
The Company reported that non-GAAP net income from continuing operations increased to $39.6 million (or $0.63 per share) for the first quarter of 2010, compared to $36.0 million (or $0.58 per share) in the first quarter of 2009. The Company adjusted for non-cash tax expense (to reflect OSI’s actual cash tax rate of approximately 3%), tender offer related costs, restructuring and other charges related to our consolidation of U.S. operations in Ardsley, New York, expense related to equity-based compensation, non-cash interest expense on our convertible notes, and certain other items detailed in the attached reconciliation of GAAP to non-GAAP financial measures.

Total revenues for the first quarter were comprised of the following key items:
•	Tarceva-related revenues of $92 million in the first quarter of 2010 compared with $84 million for the same period in 2009, based on the following:
-	Net revenues from the unconsolidated joint business for Tarceva of $52 million for the first quarter of 2010, compared to $49 million in the first quarter of 2009, arising from the Company’s co-promotion arrangement with Genentech, a wholly owned member of the Roche Group. The net revenues are based on total U.S. Tarceva sales of $114 million for the first quarter of 2010, compared to $111 million in the first quarter of 2009. First quarter sales in both 2009 and 2010 were impacted by reimbursement challenges relating to the reset of the “donut hole” for Medicare Part D patients receiving Tarceva;
-	Royalties on product licenses of $40 million for the first quarter of 2010 compared to $34 million in the first quarter of 2009 from Roche for sales of Tarceva. The royalty revenues are based on total rest of world sales of $194 million for the first quarter of 2010, an increase of 16% compared to the $168 million reported in the first quarter of 2009;
•	Other revenues of $14 million in the first quarter of 2010 compared with $10 million for the same period in 2009, based primarily on the following:
-	Royalties of $13 million in 2010 compared with $9 million in 2009 related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes, representing an increase of 42% over the prior year.
Operating Expenses
Operating expenses from continuing operations for the first quarter of 2010 were $88 million compared to $62 million for same period last year, with the increase primarily driven by tender offer related costs, an increase in research and development expenses related to the advancement of our clinical pipeline and an increase in Ardsley-related restructuring and consolidation project expenses. Research and development expenses for the first quarter of 2010 were $42 million compared to $35 million for the same period last year. Selling, general and administrative expenses for the first quarter of 2010 were $29 million compared to $24 million for the same period last year. OSI also recognized restructuring costs of $3 million for the Ardsley project. In 2009, the Company previously announced plans to consolidate its U.S. operations onto a single campus in Ardsley, New York. The consolidation project is on schedule to be completed in 2010. OSI also recorded $11 million of expenses during the first quarter of 2010 in relation to legal, consulting and bankers fees associated with the ongoing tender offer by Astellas Pharma Inc.
Other income (expense) — net
Included in other income (expense) — net for the first quarter of 2010 is a $7.9 million impairment charge recorded to reduce the carrying value of our investment in AVEO Pharmaceuticals, Inc. to fair market value following its public offering in March 2010.
Use of Non- GAAP Financial Measures
The accompanying tables contain both GAAP and non-GAAP financial measures for the periods presented. The non-GAAP measures include adjusted net income from continuing operations and adjusted diluted earnings per share from continuing operations, each of which has directly comparable GAAP equivalents. OSI has provided these non-GAAP financial measures to adjust for the impact of (i) restructuring and other costs related to consolidation of the Company’s operations on to a single campus in Ardsley, New York, (ii) equity-based compensation expense, (iii) imputed interest expense related to the application of Accounting Standards Codification Subtopic 470-20, which was effective January 1, 2009, and which provides guidance for bifurcation of the conversion feature from the debt component of convertible debt instruments that may be settled in cash upon conversion, (iv) amortization of acquired intangible assets, (v) non-cash tax expense to adjust OSI’s effective tax rate of approximately 40% to reflect its actual cash tax rate of approximately 3%, (vi) non-cash impairment charges and (vii) costs related to the tender offer by Astellas Pharma, Inc. for the Company’s shares. Management uses these non-GAAP financial measures internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes that these results are useful to others in analyzing the core operating performance and trends of OSI for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to the financial results of other companies. These non-GAAP measures should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on April 22, 2010 at 5:00PM (Eastern Time). To access the live webcast via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-378-4350 (U.S.) or 1-719-457-2710 (international) to listen to the call. The conference ID number for the live call is 5184529. Telephone replay is available approximately two hours after the call. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number for the replay is 5184529.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

Consolidated Statements of Operations	Three Months Ended March 31,
(In thousands, except per share data)	2010	2009

	Unaudited	Unaudited

Revenues:
Tarceva-related revenues	$92,357	$83,856
Other revenues	14,221	9,821

Total revenues	106,578	93,677

Operating expenses:
Cost of goods sold	2,624	2,194
Research and development	41,952	35,436
Selling, general and administrative	29,090	24,201
Restructuring costs	3,108	—
Tender offer related costs	10,646	—
Amortization of intangibles	218	228

Total operating expenses	87,638	62,059

Operating income from continuing operations	18,940	31,618

Other income (expense):
Investment income — net	1,380	2,214
Interest expense	(5,292)	(6,815)
Other income (expense) — net	(7,118)	38

Income from continuing operations before income taxes	7,910	27,055
Income tax provision	3,166	10,551

Net income from continuing operations	4,744	16,504
Income (loss) from discontinued operations-net of tax	107	(104)

Net income	$4,851	$16,400

Basic and diluted income (loss) per common share:
Basic income (loss)
Continuing operations	$0.08	$0.29
Discontinued operations	0.00	(0.00)
Net income	$0.08	$0.28
Diluted income (loss)
Continuing operations	$0.08	$0.28
Discontinued operations	0.00	(0.00)
Net income	$0.08	$0.28

Weighted average shares of common stock outstanding:
Basic shares	58,719	57,818
Diluted shares	59,535	60,630

Computation of diluted income per share from continuing operations:

Net income from continuing operations	$4,744	$16,504
Add: Interest and issuance costs related to dilutive convertible debt-net of tax	—	495

Net income from continuing operations — diluted	$4,744	$16,999

Basic shares	58,719	57,818
Dilutive effect of stock options and restricted stock	816	814
Dilutive effect of the 2023 Notes	—	1,998

Diluted shares	59,535	60,630

	March 31,	December 31,
	2010	2009
	Unaudited

Cash and investments securities (including restricted investments)	$532,821	$471,895

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation From Reported Net Income from Continuing Operations to Non-GAAP Net Income from Continuing Operations and
Reported Diluted Income Per Share to Non-GAAP Diluted Income Per Share
Unaudited
(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Reported diluted income per common share from continuing operations	$0.08	$0.28
Adjustments per common share	0.55	0.30

Non-GAAP diluted income per common share from continuing operations	$0.63	$0.58

Net income from continuing operations	$4,744	$16,504
Non-GAAP Adjustments:
Site consolidation-related costs:
Restructuring costs	3,108	—
Accelerated depreciation on leasehold improvements*	1,204	—

Total site consolidation-related costs	4,312	—
Equity-based compensation expense	6,506	6,183
Imputed interest related to the application of ASC 470	2,935	3,448
Amortization of acquired intangibles	218	228
Non-cash tax expense	2,996	9,848
Tender offer related costs	10,646	—
Non-operating impairments	7,937	—
Income tax effect on adjustments	(700)	(256)

Non-GAAP net income from continuing operations	$39,594	$35,955

Computation of Non-GAAP diluted income per common share from continuing operations:
Non-GAAP net income from continuing operations	$39,594	$35,955
Add: Interest and issuance costs related to dilutive convertible debt-net of tax	2,298	1,490

Non-GAAP net income from continuing operations — diluted	$41,892	$37,445

Computation of Non-GAAP diluted shares:
Basic shares	58,719	57,818
Adjustment to dilutive shares:
Dilutive effect of options and restricted stock	816	814
Dilutive effect of the 2023 Notes	1,209	1,998
Dilutive effect of the 2025 Notes	3,908	3,908
Dilutive effect of the 2038 Notes	2,167	—

Non-GAAP dilutive shares	66,819	64,538

* Represents the impact of shortening the estimated useful lives of leasehold improvements as a result of our intention to exit certain facilities.